EXHIBIT 10.1

AGREEMENT

This Agreement is made as of January 15, 2015, by and between C.S. ANALYTICS, LLC, a limited liability corporation existing under the laws of the state of California and having its registered office at 26359 Jefferson Ave. Suite G, Murrieta, CA. 92562 (hereinafter "CANNASAFE") and GREENPLEX SERVICES, INC., a corporation existing under the laws of the State of Nevada and having their registered offices at 2525 East 29th Avenue, Suite 10-B, Spokane, WA. 99223 (hereinafter “GREENPLEX”).  Collectively CANNASAFE and GREENPLEX will be referred to as (the “PARTIES”) singularly as (the “PARTY”)

WHEREAS:

A.

GREENPLEX and CANNASAFE entered into an Option Agreement to undertake Joint Venture dated March 24, 2014.  Pursuant to that agreement, GREENPLEX agreed to provide One Million Five Hundred Thousand ($1,500,000) of capital through an equity offering of Common Stock to formalize a proposed 50-50 Joint Venture which was to be named CannaSafe-GreenPlex LLC.  The proposed 50-50 Joint Venture was to be managed by CANNASAFE.  Upon the formation of the Joint Venture, GREENPLEX was to contribute $1,500,000 and CANNASAFE was to contribute certain business assets, know-how related to cannabis testing and proprietary testing technology;

B.

Over a several month period, while attempting to raise the $1,500,000, GREENPLEX made payments totaling $300,000 to CANNASAFE in the form of non-refundable deposits against the $1,500,000 and the formation of the proposed Joint Venture.  In addition, Greenplex also provided a loan to CANNASAFE in the amount of $20,000;

C.

The majority of the funds provided to CANNASAFE by GREENPLEX were utilized to fund the start up of a licensed laboratory located in Pullman, WA.;

D.

GREENPLEX will need additional time to raise capital and CANNASAFE’S capital needs are immediate.  Therefore, the concept of a Joint Venture and the ability to generate $1,500,000 in an escrow account does not seem feasible under the current arrangement and time constraints;

E.

CANNASAFE and GREENPLEX wish to continue to work together to fund and start multiple testing laboratories that specialize in testing marijuana and related product, but desire to terminate the existing agreement and execute a new agreement to allow more flexibility for both CANNASAFE and GREENPLEX;

For valuable consideration, the parties agree as follows:

1.

REPRESENTATIONS AND WARRANTIES

1.1

CANNASAFE and GREENLEX represent and warrant to the other Parties that:

(a)

each has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and be bound by its terms;

(b)

GREENPLEX and CANNASAFE are each duly organized, validly existing and in good standing under its applicable laws of incorporation and have all requisite corporate power and authority to conduct its current business;

(c)

the execution, delivery and performance of this Agreement and the matters contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize this Agreement and the matters contemplated herein;

(d)

the Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against the PARTIES in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(e)

the consummation of this Agreement will not conflict with nor result in any breach of any agreement or other instrument whatever to which each Party herein is a party or by which each Party is bound or to which each Party may be subject;

(f)

no proceedings are pending against either of the PARTIES, to the best knowledge of either of the PARTIES.  Neither of the PARTIES is unaware of any basis for, the institution of any proceedings leading to the placing of the either of the Parties in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(g)

neither of the PARTIES requires the consent or approval of any other Party, its shareholder or member, or any entity prior to the entering into this Agreement or any of the transactions contemplated hereby; and

(h)

each Party has duly executed and delivered this Agreement, which binds it in accordance with its terms.

1.2

In addition to the representations of GREENPLEX pursuant to section 1.1 above, GREENPLEX represents and warrants to the best of their knowledge to CANNASAFE, and acknowledges that CANNASAFE is relying upon such representations and warranties in connection with this Agreement, that:

(a)

GREENPLEX is not aware of any material facts relating to GREENPLEX that, if known to CANNASAFE, could reasonably be expected to cause CANNASAFE to decide to not enter into this Agreement or not proceed with a business relationship with CANNASAFE. GREENPLEX has advised CANNASAFE of all of the material information currently available to GREENPLEX relating to its business which it has knowledge of and what information is currently available from all corporate filings with the Securities Exchange Commission;

(b)

no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority or other person or entity is necessary to enable GRENPLEX to invest in and acquire an interest in cannabis testing laboratories now existing or to be developed and operated at a future date;

(c)

there are no adverse claims or challenges to GREENPLEX’s business;

(d)

there are no existing or threatened actions, suits, claims or proceedings regarding GREENPLEX and there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect to any of GREENPLES’S business activities or assets by any governmental authority

1.3

Each Party's representations and warranties set out above will be relied on by the other Party in entering into the Agreement and shall survive the execution and delivery of the Agreement.  Each Party shall indemnify and hold harmless the other Parties for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other Party at any time as a result of any misrepresentation or breach of warranty arising under the Agreement.

2.

EQUITY OWNERSHIP CONVERSION IN LABORATORY

2.1

As of the date of this agreement, GREENPLEX has provided $300,000 in the form of non-refundable deposits to CANNASAFE and a loan in the amount of $20,000.  The PARITIES mutually agree that this arrangement from an accounting and financial strategy this is not viable alternative as it relates to GREENPLEX having the ability to engage in securing additional capital from outside investment sources.

2.2

The PARTIES hereby agree that a Washington LLC will be formed at the earliest possible time and the laboratory located in Pullman, Washington will be acquired by the newly form LLC.  At such time as the LLC has been legally formed and the business assets related to the Pullman laboratory have been transferred to the LLC, CANNASAFE will initially own Seventy Five (75%) interest in the LLC and GREENPLEX will own 25% interest in the LLC.  CANNASAFE will be the Managing Member of the LLC and GREENPLEX will be a member.  CANNASAFE will determine the content and structure of the operating agreement to be used by the newly formed LLC.

2.3

The consideration for the 25% ownership in the LLC and the Pullman laboratory will be the $300,000 advanced to CANNASAFE by GREENPLEX, including the forgiveness of the Twenty Thousand ($20,000) loan and any accrued interest.

3.

OPTION TO ACQUIRE ADDITIONAL EQUITY

3.1

Subject to the terms and conditions set out in this Agreement, CANNASAFE hereby grants to GREENPLEX a non-exclusive right and option for Forty Five (45) days to acquire up to an additional 25% interest in the LLC to be formed, which LLC will own the laboratory and related business located in Pullman, WA.  The process of acquiring an addition 25% equity ownership in the LLC will be to have CANNASAFE return 25% out of its 75% equity ownership and retaining 50% ownership in the LLC.  It being understood that CANNASAFE has the ability to return its 25% interest at any time to be resold to another third party without approval of GREENPLEX.

3.2

In order to exercise the Option to purchase up to an additional 25% interest in the LLC, GREENPLEX is required to contribute an additional $300,000.  The PARTIES mutually agree that additional capital contributions can come in increments on an as available basis.  In the event additional capital less than the full amount is contributed to the LLC by GREENPLEX or any other third party, each addition 1% interest in the LLC will have a value of $12,000.

3.3

Upon the exercise of the Option in accordance with the terms of this Agreement, GREENPLEX will have exercised the Option and have acquired an undivided 50% Interest in the LLC pursuant to this Agreement.

3.4

Between the date of this Agreement and the exercise of the Option, each of the PARTIES to this Agreement will promptly notify the other PARTY in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, each PARTY will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

3.5

The Option cash payments are exclusive of any State or Federal taxes or other taxes that may be imposed, and in the event that any tax (or taxes) is required to be paid then the Parties agree that the Option terms shall be adjusted accordingly.

4.

FUTURE BUSINESS

4.1

GREENPLEX and CANNASAFE are desirous of continuing to work cooperatively in the future to develop additional cannabis testing laboratories in other states and they experience decriminalization and legalization of recreational cannabis.  In this regard, the PARTIES agree that in the event CANNASAFE identifies a state it desires to establish a laboratory, it will notify GREENPLEX in writing of it intent and provide GREENPLEX a term sheet and a budget for the expansion laboratory and the creation of a new LLC.

4.2

In the event the state regulations prevent direct ownership in the laboratory by a third party or the license granted does not provide a legal method for GREENPLEX to own an interest directly in the license, CANNASAFE agrees to negotiate and operate in good faith and GREENPLEX will provide the necessary capital to; 1) do the build out of the laboratory; 2) undertake the leasehold improvements; 3) purchase the necessary testing equipment, instrumentation and supplies required to operate the laboratory; and 4) provide sales and marketing consulting services, pursuant to a quarterly payment to be negotiated, which will be an alternative to direct ownership in the operating entity that owns the license.  The PARTIES agree that this agreement would be for a period of up to ten years and the payments to Greenplex would subject to adjustment pursuant to a mutual agreement between GREENPLEX and CANNASAFE. In the event GREENPLEX and CANNASAFE cannot come to an agreement related to the terms and conditions of the above financial strategy, CANNASAFE would be free to secure funding on its own or by another plan, without GREENPLEX’S approval.

4.3

GREENPLEX will have Forty Five (45) from the date it is informed by CANNASAFE that it will be opening a new laboratory to provide the required capital to secure a 50% interest in the new laboratory or some portion thereof.  If GREENPLEX does not provide all the capital required to open the new laboratory, then CANNASAFE is free to bring in other investors to fund or assist with a partial funding of the laboratory.

5.

COVENANTS OF GREENPLEX

5.1

During the currency of this Agreement, GREENPLEX covenants to:

(a)

not do any other act or thing which would or might in any way adversely affect the rights of CANNASAFE hereunder, including without limitation selling, assigning, encumbering or otherwise dealing with or affecting the LLC;

(b)

promptly provide CANNASAFE with any and all notices and correspondence received by GREENPLEX from any government agencies;

(c)

do all such other acts and things as may be necessary or desirable in order to give effect to the transaction contemplated by this Agreement.

5.2

GREENPLEX shall do all such other acts and things as may be necessary or desirable in order to give effect to the transaction contemplated by this Agreement, including using its commercially reasonable efforts to obtain Exchange acceptance of this transaction.

6.

CONFIDENTIALITY

6.1

All matters concerning the execution and contents of this Agreement shall be treated as and kept confidential by the Parties and there shall be no public release of any information concerning the LLC or the laboratory facility in Pullman without the prior written consent of the other Party, such consent not to be unreasonably withheld; except as required by applicable securities laws, the rules of any stock exchange on which a Party’s shares are listed or other applicable laws or regulations.  Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

6.2

Each Party shall provide the other with a copy of any news release it proposes to publish relating to the Property or this Agreement prior to publication of the same for the other Party's review which shall not be unreasonably delayed in view of any timely disclosure obligations which may be applicable.  Each Party shall use its reasonable efforts to provide any comments it may have to the other Party forthwith, but in any event within two business day.

7.

RIGHT OF FIRST REFUSAL

7.1

In the event that either party wishes to sell any or all of its interest in the LLC (the “Offeror”), the Offeror shall first give the other party (the “Offeree”) notice in writing containing an offer to sell to it such interest specifying the price in dollars and other terms and conditions for such sale.  If within a period of 30 days of the receipt of such notice the Offeree notifies the Offeror in writing that it wishes to accept the offer, the Offeror shall be bound to sell such interest to the Offeree at such price and on the terms and conditions contained in the offer.  If the Offeree elects not to accept the offer or fails to notify the Offeror before the expiration of the time herein limited that it will purchase the interest offered, the Offeror may sell and transfer such interest to any third party or parties, at the price, terms and conditions specified in the offer for a period of four months following the date of the Offeree's election not to accept the offer or expiry of the 30-day period, whichever occurs earlier, after which such interest shall again be subject to this Section.  The right of the Offeree under this Section shall continue while the Option remains in good standing, failing which the right shall terminate.

8.

ACCOUNTING AND AUDITING

8.1

GREENPLEX is a full reporting audited public company pursuant to the Securities of 1934.  Pursuant to the Securities & Exchange Commissions regulations, GREENPLEX is required to file quarterly financial compilations and an annual audit.  In this regard, if it becomes necessary for GREENPLEX to include its interest the LLC as part of its required accounting and audit procedure, CANNASAFE agrees to cooperate to make available financial information related to the LLC to GREENPLEX’S internal accounting firm.  In that regard, GREENPLEX will be responsible for all costs related to any and all accounting processes required to coordinate and collect financial data that it deems necessary to stay in compliance with all SEC regulations, including access to the LLC books and records.  In the event CANNASAFE or the LLC experiences any direct costs related to providing the accounting data required by GREENPLEX, they will be reimbursed at an hourly rate to be agreed upon.

9.

ARBITRATION

9.1

If any question, difference or dispute shall arise between the Parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of one arbitrator to be named as follows:

(a)

the Party or Parties sharing one side of the dispute shall name a representative to select an arbitrator and give notice thereof to the Party or Parties sharing the other side of the dispute;

(b)

the Party or Parties sharing the other side of the dispute shall, within 14 days of receipt of the notice, name a representative to select an arbitrator; and

(c)

the two representatives so named shall, within 30 days of the naming of the latter of them, select a third person who shall act as arbitrator.

The decision of the arbitrator shall be made within 30 days after selection.  The expense of the arbitration shall be borne equally by the parties to the dispute.  If the Parties on either side of the dispute fail to name their representative within the time limited or fail to proceed with the arbitration, reference for appointment of an arbitrator shall be made to the American Arbitration Association in the city of San Diego, State of California.  The arbitration shall be conducted in accordance with the provisions of the American Arbitration Association and the decision of the arbitrator shall be conclusive and binding upon all the Parties.

10.

LLC MANAGEMENT

10.1

At such time as the LLC is legally formed and the laboratory in Pullman transferred into the LLC:

(a)

CANNASAFE shall be the Managing Member of the LLC (the "Managing Member"); and

(b)

The Managing Member shall be responsible for making the expenditures to be incurred by the LLC pursuant to this Agreement, for complying with all applicable laws and regulations with respect to the Pullman laboratory operation, for making all filings and doing all other things necessary to maintain the laboratory in good standing with the applicable Washington State regulations related to I-502.

(c)

If GREENPLEX acts as a funding source for the starting of any additional laboratories, it confirms that CANNASAFE will also be the Managing Member of those entities.

11.

CONDITIONS PRECEDENT

11.1

The obligations of the PARTIES under this Agreement are subject to the fulfillment of the following conditions precedent for the exclusive benefit of both PARTIES:

(a)

the representations and warranties of all Parties made in this Agreement shall be true and correct in all material aspects as at the date of this Agreement;

(b)

any approval or consent of any applicable government entities as required for this transaction shall have been obtained;

(c)

all requisite approval by the Board of Directors of GREENPLEX and the members of CANNASAFE shall be obtained.

12.

GENERAL

12.1

Neither Party may assign this Agreement or any rights hereunder in the Property without the prior written consent of the other, such consent not to be unreasonably withheld.  Notwithstanding this Section, a Party may assign this Agreement to an Affiliate or Subsidiary corporation by delivering notice to that effect to the other Party provided that such Affiliate or Subsidiary first signs an agreement, in form and substance acceptable to the other Party, agreeing to be bound by the terms of this Agreement.  For greater certainty, nothing herein shall prevent any party from entering into any corporate reorganization, merger, amalgamation, take-over bid, plan of arrangement, or any other such corporate transaction which has the effect of, directly or indirectly, selling, assigning, transferring, or otherwise disposing of all or a part of the rights under this Agreement to a purchaser.

12.2

This Agreement inures to the benefit of and binds the Parties and their respective successors and permitted assigns.

12.3

This Agreement supersedes the Option to Joint Venture Agreement executed on March 24, 2014.

12.4

Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement including executing additional documents and entering into amendments to related agreements.

12.5

No waiver of any term of this Agreement by a Party is binding unless such waiver is in writing and signed by the Party entitled to grant such waiver.  No failure to exercise and no delay in exercising, any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy.  No waiver of any breach of any term of this Agreement shall be deemed to be a waiver of any subsequent breach of that term.

12.6

No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by both Parties.

12.7

Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such

Party (aside from circumstances arising from the financial difficulty of such Party), acting diligently, the period of any such delay shall be excluded in computing, and shall extend, the time within which such Party may exercise its rights and/or perform its obligations under this Agreement.

12.8

Each of the Parties hereto covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this Agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this Agreement voluntarily understanding the nature and effect of this Agreement after receiving such advice.

12.9

The Parties shall bear their own legal costs in connection with this Agreement.

12.10

All references to monies in this Agreement shall be in U.S. funds.

12.11

Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax or electronic transmission, addressed in the case of notice to GREENPLEX or CANNASAFE, as the case may be, to its address set out on the first page of this Agreement.  Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier, and on the same date when faxed (unless the notice is sent after 4:00 p.m.  (Pacific Standard Time) or on a day which is not a business day, in which case the fax will be deemed to have been given and received on the next business day after transmission).  Either Party may change any particulars of its name, address, contact individual or fax number for notice by notice to the other party in the manner set out in this Section.  Neither Party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that party of a notice or other communication relating to this Agreement.

12.12

This Agreement may be executed by facsimile, email or other electronic transmission and in any number of counterparts.  Each of which shall constitute one and the same agreement.

The parties have duly executed this Agreement as of the date and year first written above.

C.S. ANALYTICS LLC

By:

/s/ Matthew Haskin

Matthew Haskin, Managing Member

GREENPLEX SERVICES, INC.

By:

/s/ Victor Foia

Victor Foia, President